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                      FORM OF ASSIGNMENT OF RENTS CONTRACT

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                          ASSIGNMENT OF RENTS CONTRACT

         THIS ASSIGNMENT OF RENTS CONTRACT (hereinafter, "Assignment") is made as of the ___ day of ___________________, _____, by and between Genesis Financial Group, Inc., a Michigan corporation (hereinafter, "Sponsor") and Gen-Net Lease Income Fund Trust, Corporate and Government Series, a Michigan grantor trust (hereinafter, "Fund") and __________________________________, the trustees of the Fund (hereinafter, "Trustees").

         Whereas, the Sponsor has the knowledge and expertise to identify and negotiate the purchase of stand alone, single use, leased commercial real estate properties in which the tenant is credit worthy to the extent of having a BBB or better Standard and Poor's or equivalent credit rating or is a federal or state agency or is the US Postal Service ("Leased Property");

         Whereas, the Sponsor can, either directly or through a wholly owned, title holding affiliate (hereinafter for these purposes is also deemed to be the "Sponsor"), acquire and own one or more Leased Properties which conform to the foregoing criteria and each of which has a lease with a qualifying tenant as described above with a remaining lease term of ten (10) years or more ("Lease"); and

         WHEREAS, in order to acquire said Leased Property, the Sponsor will incur or take subject to mortgage indebtedness representing in the aggregate an outstanding balance equal to no more than seventy-five percent (75%) of the total purchase price of the Leased Property;

         WHEREAS, the Fund, based on and subject to the evaluation and approval of the Leased Property and the Lease by its Board of Trustees, is prepared to invest with the Sponsor an amount equal to twenty-five percent (25%) or more of the total purchase price of the Leased Property, said Fund investment to be used exclusively to provide the Sponsor with the money required by it, in addition to mortgage proceeds, to allow the Sponsor to purchase the Leased Property and pay all necessary and appropriate transaction costs and fees that are the obligation of the purchaser of said Leased Property;

         WHEREAS, because of fluctuations in interest rates and other factors affecting market values, there is a possibility that the Leased Property can be sold for more than was paid for it, such that the excess proceeds could be shared between the Sponsor and the Fund; and

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         WHEREAS, the Fund and the Sponsor desire to enter into this
Assignment establishing the terms, conditions, rights and obligations of the parties with respect to such investment.

         Now, therefore, in consideration of their mutual covenants and other good and valuable consideration, the parties agree as follows:

         1. ASSIGNMENT. The Sponsor hereby irrevocably assigns and transfers to the Trustees, for and on behalf of the Fund, all right, title and interest to all rents due to the Sponsor pursuant to that certain Lease between _________________________ and __________________ dated ______________, _____, attached hereto as Exhibit A and incorporated by reference, to the extent such rents are not first applied by the Sponsor to service the mortgage indebtedness encumbering the Leased Property and to cover all the Sponsor's monetary obligations under the Lease until the Leased Property is sold or otherwise disposed of by the Sponsor.

         2. PRESENT ASSIGNMENT. This Assignment shall constitute a present, absolute and unconditional assignment of the rents due and owing under the Lease on or after ________________________, ________, until the termination of this Assignment (hereinafter, "Assigned Rents") subject only to the terms and conditions herein. The Trustees hereby name the Sponsor, as their agent, to collect the Assigned Rents and promptly to remit the Net Amount, as defined below, to the Fund.

The Sponsor shall collect the Assigned Rents, apply that portion of the collected amount to the timely payment of the Sponsor's obligations under the Lease, to the timely payment of any mortgages or deeds of trust to which the Leased Property is subject, and to the enforcement of the Lease terms against the tenant, if deemed by the Sponsor to be necessary and appropriate, to apply property management and lease administration fees according to the terms and conditions of separate agreements covering these services, and to provide a monthly accounting to the Trustees of the Assigned Rents so collected, applied and remitted (the "Net Amount"). The Sponsor shall have the right to discount, compromise or settle any rent payment or claim arising under the Lease in consultation with the Trustees, and any such action shall require a written report from the Sponsor to the Trustees setting forth the specific reasons and justification for said action including the advice of legal counsel to the Sponsor. The Trustees shall have no right or obligation whatsoever to take action to enforce any Lease provision or any determination by the Sponsor regarding any Lease provision. Any fees paid from the Assigned Rents to the Sponsor or any affiliate for property management services or separate lease administration services must be first determined by the Fund's Board of Trustees to be fair, reasonable and competitive with fees charged by other parties providing similar services.

         3. PURCHASE PRICE. The Fund shall acquire its rights to the Assigned Rents and the Final Payment (defined below) by paying to the Sponsor the sum of _________________

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Dollars ($___________), (hereinafter the "Purchase Amount"). The Purchase
Amount is due in full upon the Fund's execution of this Assignment.

         4. FINAL PAYMENT. Upon termination of the Assignment as described in
Section 11 below, the Sponsor shall, within one hundred eighty (180) days thereafter, consummate a sale of the Leased Property and promptly remit the "Final Payment, described below, to the Fund. In the event the net proceeds to the Sponsor from the sale of the Leased Property exceeds the Purchase Amount, the amount due to the Fund from the Sponsor shall be the Purchase Amount plus a sum equal to thirty percent (30%) of the net consideration from the sale in excess of the purchase price for the Leased Property paid by the Sponsor. In the event the net proceeds to the Sponsor from the sale of the Leased Property is less than the Purchase Amount, the amount due to the Fund from the Sponsor shall be the net proceeds of the sale of the Leased Property.

         5. SPONSOR'S REPRESENTATIONS. The Sponsor represents and warrants to the following:

         a) It is the fee title absolute owner of the real estate leased pursuant to the Lease.

         b) The Lease is a valid, binding and enforceable obligation between the parties and there are no outstanding suits, claims, defaults, or actions arising or existing under the Lease.

         c) The Lease and the property rented pursuant to the Lease are in compliance with all local building code, zoning and other applicable local laws, regulations and ordinances.

         d) The Sponsor has full authority to acquire the Leased Property and to assign the Assigned Rents pursuant to this Assignment.

         e) There are no encumbrances or restrictions of any kind that could adversely affect this Assignment and the transfer of the Assigned Rents except those disclosed to the Sponsor in a title report as existing on the record as of the date the Sponsor acquires title to the Leased Property, which report has been provided to the Fund for its review.

         6. SECURITY INTEREST. The Sponsor hereby conveys, transfers, delivers and grants a security interest in the Lease to the Trustees. Said security interest shall be subordinate to any other security interest securing any encumbrance existing on the Lease property or placed on the Lease property by a third party lender as part of the Sponsor's acquisition of the Lease property. The security interest is given to the Trustees to secure the prompt payment of the Net Amount due under paragraph 2 above, to secure the Final Payment and to reimburse any costs of collection incurred by or on behalf of the Fund.

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         7. DEFAULT. Failure to comply with any material provision of this
Assignment, unless cured within five (5) days of Sponsor's receipt of notice of said failure from the Fund, shall constitute an event of default hereunder.

         8. REMEDIES.

         a) In addition to all rights afforded the Fund at law or in equity, in the event of a default the Fund shall, on written notice to the Sponsor, replace the Sponsor as its agent for the purpose of collecting the Assigned Rents and making disbursements as provided under the terms of the Lease. The Trustees shall appoint the replacement agent which may be an affiliate of the Trustees.

         b) In the event of a default, the Final Payment shall be immediately due and payable by the Sponsor. Time is of the essence.

         9. NO LIABILITY FOR TRUSTEES. The Trustees shall not be obligated to perform or discharge any duties or obligation of the Sponsor as owner of the Lease property or the parties to the Lease.

         10. FURTHER ASSURANCES. The Sponsor shall execute, acknowledge and deliver such additional documents or information in its possession or under its control as may be reasonably required from time to time to effectuate the terms of this Assignment.

         11. TERMINATION. This Assignment shall terminate on the earlier of
(a) the termination of the Lease, or (b) ___________________, _______. Any
accrued but unpaid Assigned Rents, net of outstanding obligations of the Sponsor under the Lease and any property management fees or lease administration fees approved by the Trustees shall be due and payable upon termination of this Assignment.

         12. SUCCESSORS. This Assignment shall be binding upon the parties hereto, their successors, legal representatives assigns. The Sponsor shall not assign any of its obligations hereunder.

         13. GOVERNING LAW AND CONSTRUCTION. This Assignment is made pursuant to and shall be governed by the laws of the State of Michigan. Whenever this Assignment requires or permits action by the Trustees, the action of a majority of the Trustees shall be required.

         14. NOTICES. Any notice which a party may be required or may elect to give shall be in writing and mailed by certified mail or its equivalent or by facsimile reproduction with a copy sent by first class mail, and shall be effective and shall be effective upon

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mailing or completion of the facsimile transmission. Notices shall be addressed as follows unless otherwise directed in writing.

         If to Sponsor:

                  Genesis Financial Group, Inc.
                  One Oakland Towne Sq.
                  Suite 1450
                  Southfield, MI  48076
                  Attn:  Gregg Barton
                  Bus Fax: (248) 948-9166

         If to Trustees and Fund:





                  Bus Fax:

Entered into as of the day and year set forth above.

                                    Genesis Financial Group, Inc.


Attest: _________________________   By: ______________________________
                                            President


                                    Gen-Net Lease Income Fund,
                                    Corporate and Government Series


                                    By:_______________________________, Trustee


                                    By:_______________________________, Trustee


                                    By:_______________________________, Trustee

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